Exhibit 10.1

EXECUTION COPY

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) is entered into as of May 1, 2012 (the “Effective Date”), by and among Hyatt Hotels Corporation, a Delaware corporation (together with its successors and assigns, the “Company”), and Harmit J. Singh (the “Executive”).

RECITALS

WHEREAS, the Executive is currently serving as the Executive Vice President, Chief Financial Officer (“CFO”) of the Company;

WHEREAS, the Executive and the Company have agreed that the Executive will voluntarily separate from employment with the Company on December 31, 2012 or such earlier date provided for herein;

WHEREAS, the Company desires to provide for an orderly transition of the Executive’s duties and responsibilities and the Executive desires to assist the Company in realizing an orderly transition; and

WHEREAS, in furtherance of the foregoing, the Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to the Executive’s continued employment with the Company and the conclusion of that employment (other than as specifically provided in this Agreement).

NOW THEREFORE, in consideration of the covenants and mutual promises recited below, the parties agree as follows:

1. Employment; Duties.

(a) Transition Period. During the period beginning on the Effective Date and ending on the first to occur of: (i) August 15, 2012, (ii) a date mutually agreed to by the Executive and the Company, (iii) the date on which another individual is appointed by the Company to serve as its Chief Financial Officer (or such later date as is determined by the Company as the effective date of such appointment for the purposes of this Agreement), (iv) the date on which another individual is appointed by the Company to serve as its Principal Financial Officer (or such later date as is determined by the Company as the effective date of such appointment for the purposes of this Agreement) and (v) the date on which the Executive’s employment is terminated by the Company for Cause (the first to occur of such dates, the “Transition Date”), the Executive shall continue to serve the Company as its CFO. During the period from the Effective Date until the Transition Date (the “Transition Period”), the Executive shall (x) transition such duties and responsibilities to such individuals as the President and Chief Executive Officer of the Company (“CEO”) may designate, including to the CFO’s successor, (y) provide such assistance as may be requested by the CEO and (z) have and perform such duties, responsibilities and authority as may be assigned by the CEO or his designee from time to time. For the purposes of this Agreement, “Cause” means (w) the Executive’s engagement in gross negligence, willful misconduct in the performance of his material duties or material responsibilities; (x) the Executive’s failure after written notice to perform his duties or his material breach of any agreement relating to his employment that remains uncured for 14 days after notice to Executive of such failure or breach; (y) the Executive breaches any of the Covenants (as defined below) or Sections 8 and/or 12 hereof and, if reasonably able to be cured, fails to cure said breach within 10 days of written notice; or (z) the Executive is charged with or indicted for a felony. The Company represents that the CEO is not aware of any circumstances that would constitute Cause to terminate Executive’s employment. The Executive represents that he is not aware of any circumstances that would constitute Cause to terminate Executive’s employment.

(b) Interim Period. Assuming that the Executive has not been terminated by the Company for Cause, from the Transition Date through the first to occur of (i) December 31, 2012, (ii) the date on which the Executive resigns his employment with the Company prior to December 31, 2012 (iii) the date on which the Executive’s employment is terminated by the Company for Cause (such period, the “Interim Period”), the Executive shall hold the title of Executive Vice President and provide such assistance as may be requested, and shall have such duties, responsibilities and authority as may be assigned by the CEO or his designees from time to time. It is agreed that the Executive’s time commitment during the Interim Period may be substantially less than that required from the Executive during the Transition Period, but it is expected that the Executive’s level of services, at all time during the Interim Period, will not be less than 20% of the level of services the Executive provides during the Transition Period.

(c) Separation Date. For the purposes of this Agreement, “Separation Date” means the first to occur of (i) the date on which the Executive’s employment is terminated by the Company for Cause, (ii) the date on which the Executive resigns his employment with the Company prior to December 31, 2012 and (iii) December 31, 2012.

2. Compensation. As compensation for the Executive’s continuing employment and service hereunder, in recognition of the Executive’s contributions to the Company and as consideration for the Releases (as defined below), the Executive’s agreement to the Transition Period, the Interim Period and the respective terms and conditions thereof, and the other promises of the Executive contained in this Agreement, which shall be deemed to include the Executive’s agreement to (A) remain in the employ of the Company as described above through the Separation Date, (B) comply with the Company’s Code of Business Conduct and Ethics and other policies relating to conduct, as in effect from time to time and applicable to its executive officers, and (C) comply with all covenants regarding confidential information, non-solicitation, non-disparagement, intellectual property and non-competition to which the Executive has agreed as part of his employment with the Company, including, but not limited to, those in the Confidentiality, Intellectual Property, Nonsolicitation & Nondisparagement Agreement with the Executive (as amended from time to time, the “Confidentiality Agreement,” a copy of which is attached hereto as Exhibit A), and the provisions regarding detrimental conduct contained in any Restricted Stock Unit Award Agreements between the Executive and the Company (collectively, the “RSU Agreements”) and/or any Stock Appreciation Rights Award Agreements between the Executive and the Company (collectively, the “SAR Agreements”) (the covenants described in the immediately preceding clauses (A) through (C) of this Section 2 are collectively referred to herein as the “Covenants”); and provided, that the Executive timely signs and returns this

Agreement, complies with Covenants and complies with Sections 6, 8 and 12 below and does not revoke the Releases, the Company will provide Executive with the following compensation and benefits:

(a) Base Salary and Benefit Plan Participation. During the Transition Period and the Interim Period, the Executive will (i) receive his base salary as in effect on the Effective Date and (ii) participate in the Company’s retirement and welfare benefit plans, perquisite programs, expense reimbursement and vacation policies, as such plans, programs and policies may be in effect from time to time (collectively, the “Plans”).

(b) Benefits Upon Separation Date. Subject to the Executive (i) not terminating his employment with the Company prior to August 15, 2012 and (ii) not being terminated by the Company for Cause, Executive shall be entitled to the following benefits:

(i) 2012 Annual Bonus. Executive shall receive a bonus equal to $540,000 for 2012, payable in 2013, at such time as the annual bonuses for 2012 are paid by the Company to its executive officers, but no later than March 15, 2013.

(ii) Separation Pay. Executive shall receive a lump sum payment of $1,000,000 (“Separation Pay”) payable as part of the first normally scheduled payroll following the 6 month anniversary of the Separation Date.

(iii) Additional Consideration. As further compensation for the Executive’s continuing employment and service hereunder, the Executive’s agreement to the Transition Period and Interim Period, and as further consideration for the Executive’s execution of the Releases (defined below) and the other promises and agreements set forth herein, on the first regularly scheduled payroll following the date that the Second Release becomes effective, the Company shall pay the Executive an additional lump sum payment of $1,055,000; provided that if the Executive violates the Covenants or Sections 8 and/or 12 on or prior to the Separation Date, the Company shall not be obligated to make the payment described in this Section 2(b)(iii), or if already paid, the Executive shall repay any amounts paid by the Company pursuant to this Section 2(b)(iii) within five business days of written demand therefor by the Company.

(iv) Benefits Continuation. Following the Separation Date, the Executive shall remain covered under the Company’s medical, dental, vision and life benefit plans (as in effect from time to time) (collectively, the “Hyatt Welfare Plans”) as if he were an active employee through the earlier of (A) the first anniversary of the Separation Date, or (B) the date the Executive is eligible for coverage (regardless of whether he elects such coverage) under any other employer’s group medical, dental, vision or life plans as a result of his employment (the “Benefit Continuation Period”). Upon expiration of the Benefit Continuation Period, the Executive shall be eligible to elect continuation coverage under the Hyatt Welfare Plans to the extent required by the Consolidated Omnibus Budget Reconciliation Act, Section 4980B of the Internal Revenue Code and any similar state law (“COBRA”), with the last day of the Benefit Continuation Period being the date on which Executive shall be deemed to have lost coverage as a result of his termination of employment with the Company. The Executive and the Company agree that the continuation of benefits under the Hyatt Welfare Plans during the Benefit Continuation Period is in addition to and not concurrent with the requirements of COBRA.

(v) Outplacement. The Company at its sole expense, as incurred, shall engage and pay on behalf of Executive a nationally recognized outplacement firm selected by the Company (subject to approval by the Executive, which shall not be withheld unreasonably) to provide outplacement services to the Executive; provided that the Company shall not be required to pay more than an aggregate of $100,000 in respect of such outplacement services.

(vi) Miscellaneous. Following the Separation Date, Executive shall be permitted to retain the Company-owned MacBook Air lap-top computer, computer screen, printer, iPad and iPhone currently being used by Executive; provided Executive shall be responsible for all post-Separation Date cell-phone and data charges, and Executive shall allow the Company to remove all Company information and programs from all such equipment. The Company will also provide Executive and his spouse with Diamond level status under its Gold Passport program for a period of two years following the Separation Date. The Company will not challenge any claim by the Executive for unemployment compensation. The Executive shall have 30 days following the Separation Date to exercise any vested SARs. The Company agrees that the Executive may elect to implement a 10(b)5-1 trading plan with Morgan Stanley Smith Barney if permitted by and in accordance with applicable law. The Company agrees that following the Transition Date, the Executive may join the board of a public or private company so long as said company is not in the global hospitality business.

(c) Legal Fees. The Company will reimburse Executive up to a maximum of $15,000 for legal fees actually incurred in connection with the preparation and review of this Agreement. Such reimbursement shall be made in accordance with the Company’s normal business reimbursement policies upon presentation of proper documentation, but not later than December 31 of the year following the year in which the expense was incurred.

3. No Additional Entitlements. The Executive understands and acknowledges that he will have no further entitlements, other than (a) those recited in this Agreement and (b) accrued rights and entitlements that have vested as of the Separation Date under the Plans. The Company has provided the Executive with a benefits summary and will provide an updated benefits summary to the Executive on or before the Separation Date. The Company hereby acknowledges that the Executive’s rights to benefits described in the benefits summary are fully vested and are not affected by anything in this Agreement. The Executive hereby acknowledges that the Executive has no interest in or claim of right to reinstatement, reemployment or employment with the Company, and the Executive forever waives any interest in or claim of right to any future employment by the Company.

4. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. Additionally, the Executive agrees and consents that, during the Benefits Continuation Period, the amount of contributions that an active employee of the Company would be required to pay for coverage elected by the Executive under the Hyatt Welfare Plans will be withheld from the Separation Pay.

5. Section 409A Compliance. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Internal Revenue Code Section 409A and the treasury regulations and guidance thereunder (“Section 409A”) so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A. Notwithstanding anything contained herein to the contrary, if, at the Executive’s separation from service, (a) the Executive is a specified employee as defined in Section 409A and (b) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six months following the separation from service, and any amounts so delayed shall be paid during the seventh month following separation from service. Any reimbursement amounts payable under this Agreement shall be paid promptly after receipt of a properly documented request for reimbursement from the Executive, provided no amount shall be paid later than December 31 of the year following the year during which the reimbursable amounts were incurred by Executive.

6. Execution of Agreement; Release of Claims. The payments and benefits to the Executive pursuant to this Agreement are contingent upon (a) the Executive executing and delivering to the Company this Agreement and a release of claims in the form attached to this Agreement as Exhibit B (the “Initial Release”) by 5:00 p.m. (CDT) on May 1, 2012, (b) the Executive executing and delivering to the Company on the first business day following the Separation Date, a release of claims in substantially the same form as the Release, effective as of that date (the “Second Release” and together with the Initial Release, the “Releases”) and (c) the Executive not revoking either of the Releases.

7. Return of Property. On or prior to the Separation Date, the Executive will return all of the Company’s property, other than those items set forth in Section 2(b)(vi). Such property includes, but is not limited to, the original and any copies of any confidential information or trade secrets, PDAs, keys, pass cards, building identity cards, mobile telephones, tablet devices, laptop computers, corporate credit cards, customer lists, files, brochures, documents or computer disks or printouts, equipment and any other item relating to the Company and its business, provided that it would not be a violation of this Section 7 for the Executive to retain copies of publicly-filed documents. Further, other than in the performance of the Executive’s duties, the Executive will not take, procure, or copy any property of the Company before, on, after or in anticipation of the Separation Date. For purposes of this Section 7, “Company” shall include the Company, its subsidiaries and affiliates.

8. Cooperation. In consideration for the promises and payments by the Company pursuant to this Agreement, at the request of the Company, the Executive agrees to cooperate to the fullest extent possible with respect to matters involving the Company about which the Executive has or may have personal knowledge (other than the Executive’s separation or any other claim the Executive may bring against the Company that is not released under the Releases), including any such matters which may arise after the Separation Date. For purposes of this Section 8, “Company” shall include the Company, its subsidiaries and affiliates.

9. Resignations. Effective as of the Transition Date, unless otherwise requested by the Company in writing, the Executive will, automatically and without further action on the part of the Executive or any other person or entity, resign from all offices, boards of directors (or similar governing bodies), committees of such boards of directors (or similar governing bodies)

and committees of the Company, its subsidiaries and affiliates, other than the office of Executive Vice President of the Company, from which office the Executive will automatically and without further action on the part of the Executive or any other person or entity, resign on the Separation Date. In addition, and without limiting the effectiveness of the resignations in the immediately preceding sentence, on the Transition Date, the Executive will execute and deliver to the Company an omnibus resignation in the form attached hereto as Exhibit C-1, which shall exclude the office of Executive Vice President of the Company, with respect to which Executive will deliver a separate written resignation substantially in the form attached hereto as Exhibit C-2 on the Separation Date. The Executive agrees that he shall execute any such further documents and instruments as may be reasonably necessary or appropriate to carry out the intent of this Section 9.

10. Non-Reliance. The Executive represents to the Company and the Company represents to the Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise. The Executive (a) has reviewed with his own advisors the tax and legal consequences of entering into and the payments under this Agreement, (b) is relying solely on such advisors and not on any statements or representations of the Company, its agents or advisors, and (c) understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of entering into and the payments under this Agreement, other than the Company’s liability with respect to any required tax withholdings thereon.

11. Assignability. The rights and benefits under this Agreement are personal to the Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of the Executive upon death. The Company may assign this Agreement to any parent, affiliate or subsidiary and shall require any entity which at any time becomes a successor whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Company, to expressly assume this Agreement.

12. Confidentiality, Intellectual Property, Non-Solicitation and Non-Disparagement and Non-Competition. The Company and the Executive acknowledge and agree that the provisions of the Confidentiality Agreement, and all other Covenants shall continue to apply to the Executive prior to and after the Separation Date as if fully set forth in this Agreement. In addition, and in consideration of the compensation described in Section 2 hereof, and the Company’s commitments hereunder, the Company and the Executive also agree as follows:

(a) Confidentiality. The Executive acknowledges and agrees that references in the Confidentiality Agreement and herein to “affiliates” of the Company include, but are not limited to, individuals and entities known by the Executive to be member of the Pritzker family and the Pritzker family business interests, including, without limitation, The Pritzker Organization, or directors, officers, trustees and employees of each such trust or Pritzker family business interest. For the purposes of this Agreement, the term “Pritzker family business interests” means (i) various lineal descendants of Nicholas J. Pritzker, deceased, and spouses and adopted children of such descendants, (ii) various trusts for the benefit of the individuals described in clause (i) and trustees thereof and (iii) various entities owned and/or controlled, directly and/or indirectly, by the individuals and trusts described in clauses (i) and (ii) above.

(b) Non-Solicitation. The Executive further agrees that the provisions of Section 3 of the Confidentiality Agreement relating to non-solicitation of employees shall apply for a period of twenty four months following the Separation Date and shall be modified and expanded to include the Executive’s agreement not to, directly or indirectly, induce, solicit, or attempt to persuade any employee, or individual who is, or at any time during the six month period ending on the Separation Date was an employee of the Company, to accept employment with a company, organization or other association at which the Executive is then employed, engaged or associated.

(c) Non-Disparagement. At all times prior to and after the Separation Date, the Executive will not disparage, place in a false light or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Company to any person. The Company also agrees that none of the CEO, any executive officer who reports directly to the CEO or the Executive Chairman will disparage, place in false light or criticize the Executive to any person or entity either orally or in writing.

(d) Non-Competition. During the period from the date hereof through twelve months after the Separation Date, the Executive agrees he will not directly or indirectly (i) work or serve (as an employee, consultant, advisor, owner or otherwise) (x) in any business or activity which competes anywhere in the Company’s worldwide marketplace with any product or service provided by the Company, including any product or service under active consideration by the Company, or (y) for or on behalf of any person or entity on any activity that relates to any transaction or interaction between that person or entity and the Company; or (ii) encourage, solicit or attempt to induce any customer of the Company to reduce, restrict, terminate or modify in any manner adverse to the Company, its business relationship with the Company or to shift its business to any other supplier of competing goods or services.

(e) Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in this Section 12 will cause irreparable damage to the Company, its subsidiaries and affiliates and their respective goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in this Section 12, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. The Executive agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and the Executive agrees to waive any requirements for the securing or posting of any bond in connection with such remedy. The provisions of this Section 12(e) shall apply to the Company with respect to the second sentence of Section 12(c) mutatis mutandis.

(f) For purposes of this Section 12, “Company” shall include the Company, its subsidiaries and affiliates.

13. Entire Agreement. The Executive acknowledges and agrees that this Agreement, together with the Exhibits hereto and the other documents, Company plans and Company policies referred to herein, including, without limitation the Confidentiality Agreement, RSU Agreements, SAR Agreements and all agreements thereunder or related thereto to which Executive is a party) constitute the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the termination of the Executive’s employment after the Effective Date and all amounts to which the Executive shall be entitled whether during the Transition Period, the Interim Period or thereafter, other than as specifically provided in this Agreement. The Executive acknowledges and agrees that this Agreement supersedes the terms regarding the Executive’s termination of employment set forth in that certain letter agreement dated June 9, 2008 between Executive and the Company.

14. Severability/Reasonable Alteration. In the event that any part or provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included therein. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or activity restriction that such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

15. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against the Executive or the Company.

16. Insurance. The Company presently maintains general liability insurance on an occurrence basis which covers the professional activities of employed accountants and other professionals of the Company. The Company will continue to provide such coverage for the past activities of the Executive to the same extent as such coverage is provided with respect to the past activities of other former employed accountants and other professionals of the Company. In addition, the Company presently maintains directors and officers liability insurance covering its directors and officers. The Company will continue to cover the Executive under such insurance to the same extent the Company maintains such insurance from time to time for its directors and officers.

17. Applicable Law, Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of laws principles, rules or statutes of any jurisdiction. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 19 of this Agreement may be instituted and litigated in federal, state or local courts sitting in Chicago, Illinois and each of such parties hereby consents to the jurisdiction and venue of such court, waives any objection based on forum non conveniens and any right to a jury trial as set forth in Section 18 of this Agreement.

18. Waiver of Jury Trial. EACH OF THE EXECUTIVE AND THE COMPANY HEREBY WAIVES, RELEASES AND RELINQUISHES ANY AND ALL RIGHTS HE/IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING

DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY TERM HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED BY THIS AGREEMENT.

19. Arbitration. Any dispute or controversy arising under or in connection with this Agreement, the Release, the Executive’s employment by and/or relationship with the Company and the Executive’s separation from the Company shall be settled exclusively by confidential arbitration, conducted before a single neutral arbitrator in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, in accordance with this Section 19, except as otherwise prohibited by any nonwaivable provision of applicable law or regulation. The parties hereby agree that the arbitrator shall construe, interpret and enforce this Agreement in accordance with its express terms, and otherwise in accordance with the governing law as set forth in Section 17 above. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Unless the parties otherwise agree, a single arbitrator shall be selected in accordance with the procedures set forth in such National Rules and only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and enforceable by any court of competent jurisdiction. The Company shall pay all administrative fees, and the fees and expenses of the arbitrator. In the event action is brought pursuant to this Section 19, the arbitrator shall have authority to award fees and costs to the prevailing party, in accordance with applicable law. If in the opinion of the arbitrator there is no prevailing party, then each party shall pay its own attorneys’ fees and expenses.

20. Counterparts and Facsimiles. This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument; signed copies of this Agreement may be delivered by .pdf, .jpeg or fax and will be accepted as an original.

21. Expenses. Except as expressly set forth in Section 2(c) above, each of the Company and the Executive shall bear its/his own costs and expenses in connection with the negotiation and documentation of this Agreement.

22. No Reliance Upon Other Statements. This Agreement is entered into without reliance upon any statement or representation of any party hereto or parties hereby released other than the statements and representations contained in writing in this Agreement.

23. Amendment/Waiver. This Agreement may not be modified without the express written consent of the parties hereto. Any failure by any party to enforce any of its rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.

24. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To the Executive at:

To the most recent address provided by the Executive to the Company

To the Company at:

Hyatt Hotels Corporation 71 South Wacker Drive 12th Floor Chicago, Illinois 60606 Attn: President and Chief Executive Officer

25. Company Subsidiaries, Affiliates and Divisions. For purposes of this Agreement, references to “subsidiaries,” “affiliates” or “divisions” of the Company shall mean and include those entities or persons publicly identified by the Company to a subsidiary, affiliate or division of the Company and such other entities or persons actually known by the Executive to be a subsidiary, affiliate or division of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Transition Agreement as of the date and year first set forth above.

HYATT HOTELS CORPORATION

By:	/s/ Mark S. Hoplamazian
Its:	President and Chief Executive Officer

EXECUTIVE

/s/ Harmit J. Singh
Harmit J. Singh

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